As filed with the Securities and Exchange Commission on July 17, 1997.
                                          Registration No.

                U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                       ______________________

                               FORM S-3
        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        ______________________
                           TECO ENERGY, INC.
        (Exact name of registrant as specified in its charter)

       Florida                          59-2052286
  (State or other                   (I.R.S. Employer
    jurisdiction                   Identification Number)
 of incorporation or
    organization)
            702 North Franklin Street, Tampa, Florida 33602
                            (813) 228-4111
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                        ______________________
                         ROGER H. KESSEL, ESQ.
        Senior Vice President -- General Counsel and Secretary
                           TECO Energy, Inc.
                       702 North Franklin Street
                          Tampa, Florida 33602
                            (813) 228-4111
  (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            with copies to:

                      DAVID R. POKROSS, JR., ESQ.
                          Palmer & Dodge LLP
                          One Beacon Street
                      Boston, Massachusetts 02108
                            (617) 573-0100
                        ______________________
   Approximate date of commencement of proposed sale to the public:

    From time to time after the effective date of this Registration
                              Statement.
                        ______________________
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                        ______________________


                    CALCULATION OF REGISTRATION FEE

                               Proposed    Proposed
  Title of each    Amount to   maximum      maximum    Amount
   class of           be       offering    aggregate     of
    securities    registered  price per    offering   registra
      to be                    share(1)    price (1)  tion fee
    registered
 Common Stock,      844,431     $25.50    $21,532,991   $6,526
 $1.00 par value    shares


(1) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c) and based upon the prices on July 14, 1997 as reported on the consolidated tape for stocks listed on The New York Stock Exchange.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



              Subject to Completion, Dated July 17, 1997

                            844,431 Shares

                           TECO ENERGY, INC.

                             Common Stock
                         _____________________

     This Prospectus relates to the offer and sale of up to the 844,431 shares (the "Shares") of Common Stock, $1.00 par value per share ("TECO Common Stock"), of TECO Energy, Inc. (the "Company") by certain existing shareholders of the Company (the "Selling Shareholders"). The Shares offered by this Prospectus were issued to the Selling Shareholders in a private placement in connection with the acquisition of West Florida Gas Inc. ("WFG") by the Company through a merger (the "Merger") completed on June 30, 1997. The Shares are being registered by the Company pursuant to registration rights granted to the Selling Shareholders in connection with the Merger.
The Shares may be offered and sold by the Selling Shareholders from time to time in open-market or privately-negotiated transactions not involving an underwritten public offering, or by a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Shareholders may effect such transactions by selling the Shares through brokers, and such brokers may receive compensation in the form of discounts or commissions from the Selling Shareholders, the purchasers of the Shares or both (which compensation to a particular broker might be in excess of customary commissions). See "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION."

     The Company will not receive any of the proceeds from the sale of the Shares. The Company, however, has agreed to bear certain expenses in connection with the registration of the Shares being offered by the Selling Shareholders. The Company also has agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     TECO Common Stock is listed on The New York Stock Exchange (the "NYSE") under the symbol TE. On July 14, 1997, the closing per share sale price of TECO Common Stock, as reported by the NYSE, was $25.375.

                        ______________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
       ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
        OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                  THE CONTRARY IS A CRIMINAL OFFENSE.

                         _____________________

     No person is authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling



Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, in any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                         _____________________

             The date of this Prospectus is July 17, 1997.





                           TABLE OF CONTENTS



     AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . 1

     DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . 1

     THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

     USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . 2

     SELLING SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . 2

     PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . 3

     LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . 3

     EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3





                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial statements and other matters. Reports and proxy and information statements filed with the Commission as well as copies of the Registration Statement, of which this Prospectus is a part, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such reports and other information can also be reviewed on the Commission's web site (htp://www.sec.gov). TECO Common Stock is listed on the NYSE. Reports and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, 10005.

                  DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the Commission (File No. 1-8180) are hereby incorporated by reference:
(i) its Annual Report on Form 10-K for the year ended December 31, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and (iii) the Company's Current Reports on Form 8-K filed with the Commission on April 18, 1997 and June 16, 1997.

     Each document filed by the Company subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated herein by reference or in any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request by such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to TECO Energy, Inc., 702 North Franklin Street, Tampa, Florida 33602, attention: Mark Kane; telephone number: (813) 228-4111.





                              THE COMPANY

     The Company is a holding company whose largest subsidiary, Tampa Electric Company, has both electric and gas utility divisions serving customers in Florida. The Company's other subsidiaries engage in energy-related businesses. A more complete description of the business of the Company and its recent activities can be found in the documents listed in "DOCUMENTS INCORPORATED BY REFERENCE." The principal offices of the Company, a Florida corporation, are located at 702 North Franklin Street, Tampa, Florida 33602, and its telephone number at such offices is (813) 228-4111.

                            USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares.

                         SELLING SHAREHOLDERS

     The Selling Shareholders are former shareholders of WFG. The Shares offered hereby were issued to the Selling Shareholders in connection with the merger of WFG with and into the Company. The following table sets forth the name and the number of shares of TECO Common Stock beneficially owned by each Selling Shareholder as of July 15, 1997, all of which may be offered pursuant to this Prospectus. None of the Selling Shareholders have held any position or office with, been employed by or otherwise had a material relationship with, the Company or any of its predecessors or affiliates since July 1, 1994, other than as shareholders. As of June 30, 1997, there were approximately 130,805,115 shares of TECO Common Stock outstanding.
The total number of Shares held by each Selling Shareholder represents less than 1% of that number.

                                Number of Shares Owned
Name of Selling              as of July 15, 1997, all of
Shareholder                 which are being offered hereby

Ruben S. Martin III                    73,116

Scott D. Martin                        73,116

R.S. Martin, Jr.                           30

Martin Gas Corporation                600,682

Martin Gas Corporation
  Employee Stock Ownership Trust(1)    20,381

West Florida Gas Inc.
  Employee Stock Ownership Trust(2)     3,990

R.S. Martin, Jr. Children's
  Trust No. 1 f/b/o Terence
  Sean Martin(3)                       36,558








R.S. Martin, Jr. Children's
  Trust No. 1 f/b/o Angela
  Santi Jones(4)                       36,558
_________________________

(1)Ruben S. Martin III, Scott D. Martin and Wesley M.Skelton are the trustees of this Trust
(2)Ruben S. Martin III, Scott D. Martin and Wesley M. Skelton are the trustees of this Trust
(3)Ruben S. Martin III and Scott D. Martin are the trustees of this
   Trust
(4)Ruben S. Martin III and Scott D. Martin are the trustees of this
   Trust

     Approximately 5% of the Shares listed in the above table are subject to an Escrow Agreement among the Company and the Selling Shareholders. Such Shares will not be eligible for sale by the Selling Shareholders until the earlier of June 30, 1998 or the issuance of the first combined audited financial statements of the Company and WFG; furthermore, of such escrowed Shares, only those in excess of the number necessary to satisfy Selling Shareholder indemnification obligations under the merger agreement will be available for sale.

                         PLAN OF DISTRIBUTION

     The Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time in transactions not involving an underwritten public offering and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of (a) the date on which the Selling Shareholders no longer hold any of the Shares and (b) the date on which the Shares would become eligible for sale pursuant to Rule 144, at which time the offering of Shares pursuant to this Prospectus will terminate.

     The Shares offered hereby by the Selling Shareholders may be sold from time to time by the Selling Shareholders, or donees who are family members or trusts for their benefit. Such sales may be made on one or more exchanges (including the NYSE), in the over-the-counter market or otherwise, at prices then prevailing, at prices related to the then-current market price, at negotiated prices or at fixed prices.

     The Selling Shareholders may effect such transactions by selling the Shares through brokers, and such brokers may receive compensation in the form of commissions or discounts from the Selling Shareholders, the purchasers of the Shares or both (which compensation to a particular broker might be in excess of customary commissions). Such brokers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales, and any commissions or discounts received by them may be deemed to constitute underwriting







discounts or commissions. Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker for the sale of Shares, a Prospectus supplement or amendment will be filed, if required, pursuant to Rule 424 under the Securities Act, disclosing facts material to the transaction.

     If so requested by the managing underwriter or underwriters of a public offering by the Company, the Selling Shareholders have agreed not to effect sales of Shares during the 14 days prior to, and during the 90-day period beginning on, the effective date of the applicable registration statement. The Selling Shareholders have also agreed to suspend sales, for up to 90 days, upon notification that certain actions, such as amending or supplementing this Prospectus, are required in order to comply with federal or state securities laws.

     The Company has agreed to pay for certain costs and expenses incident to the issuance, offer, sale and delivery of the Shares, including, but not limited to, printing, legal and accounting expenses incurred by the Company and registration and filing fees imposed by the Commission or the NYSE. The Company also has agreed to indemnify the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act. The Company will not pay brokerage commissions or taxes associated with sales by the Selling Shareholders or any legal, accounting and other expenses incurred by Selling Shareholders.


                             LEGAL MATTERS

     The validity of the Shares offered hereby have been passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts.






























                                EXPERTS

     The consolidated financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.




















































                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     Expenses in connection with the offering of the Shares will be borne by the registrant and are estimated as follows:

                    SEC Registration Fee  . . . . $  6,526
                    Legal fees and expenses . . . $  6,500
                    Miscellaneous expenses  . . . $  1,974

                         Total  . . . . . . . . . $ 15,000


Item 15.  Indemnification of Directors and Officers

     The registrant's Bylaws provide that any person who was or is a party to any threatened, pending or completed proceeding, because such person is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the registrant to the full extent permitted by law against expenses and liabilities. The indemnification provided for in the registrant's Bylaws is expressly not exclusive of all other rights to which such person may be entitled as a matter of law.

     Section 607.0850 of the Florida Business Corporation Act grants the registrant the power to indemnify each person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the registrant where the person involved is adjudged to be liable to the registrant, except to the extent approved by a court.

     The registrant maintains an insurance policy on behalf of its directors and officers thereof, covering certain liabilities that may arise as a result of the directors and officers.

Item 16.  Exhibits








     See Exhibit Index immediately following the signature page hereof.


Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-9 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 of 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include






any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
(a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.















                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on July 16, 1997.

                              TECO ENERGY, INC.


                              By:  /s/ T. L. Guzzle
                                   T.L. Guzzle, Chairman of
                                   the Board and Chief
                                   Executive Officer


                           POWER OF ATTORNEY

     We, the undersigned officers and directors of TECO Energy, Inc., hereby severally constitute and appoint each of Alan D. Oak and Roger
H. Kessel our true and lawful attorneys, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including pre- and post-effective amendments), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 16, 1997.


Signature
                         Title


/s/  T.L. Guzzle         Chairman of the Board, Director and
     T.L. Guzzle         Chief Executive Officer
                         (Principal Executive Officer)

/s/  A.D. Oak            Senior Vice President-Finance and
     A.D. Oak            Chief Financial Officer
                         (Principal Financial and Accounting
                         Officer)

/s/ G.F. Anderson        President, Director and Chief
    G.F. Anderson        Operating Officer



/s/ C.D. Ausley          Director
    C.D. Ausley





/s/ S.L. Baldwin         Director
    S.L. Baldwin


/s/ H.L. Culbreath       Director
    H.L. Culbreath


/s/ J.L. Ferman, Jr.     Director
    J.L. Ferman, Jr.


/s/ E.L. Flom            Director
    E.L. Flom


/s/ H.R. Guild, Jr.      Director
    H.R. Guild, Jr.


/s/ T.L. Rankin          Director
    T.L. Rankin


/s/ R.L. Ryan            Director
    R.L. Ryan


/s/ W.P. Sovey           Director
    W.P. Sovey


/s/ J.T. Touchton        Director
    J.T. Touchton


/s/ J.A. Urquhart        Director
    J.A. Urquhart


/s/ J.O. Welch, Jr.      Director
    J.O. Welch, Jr.





                             EXHIBIT INDEX

Exhibit
   No.                        Description                   Page No.


  4.1     Articles of Incorporation as amended
          on April 20, 1993.  Filed as Exhibit 3
          to TECO's Form 10-Q for the quarter
          ended March 31, 1993, and incorporated
          herein by reference.

  4.2     Bylaws of TECO, as amended effective
          April 16, 1997.  Filed herewith.                     13


  4.3     Rights Agreement between TECO Energy,
          Inc. and The First National Bank of
          Boston, as Rights Agent, dated as of
          April 27, 1989.  Filed as Exhibit 4
          to TECO's Form 8-K, dated as of May 2,
          1989, and incorporated herein by reference.

  4.4 Amendment No. 1 to Rights Agreement dated as of July 20, 1993 between TECO Energy, Inc.
          and The First National Bank of Boston, as
          Rights Agent. Filed as Exhibit 1.2 to TECO's
          Form 8-A/A, dated as of July 27, 1993, and incorporated herein by reference.

  5.1     Opinion of Palmer & Dodge LLP.  Filed herewith.        25

 23.1     Consent of Coopers & Lybrand L.L.P., independent
          accountants to TECO Energy, Inc.  Filed herewith.      26

 23.2     Consent of Palmer & Dodge LLP (contained in Exhibit
          5.1).

 24.1 Power of Attorney (included on the signature page of this Registration Statement).